News Release

Contact: Jack R. Callison, Jr.
              800-982-9293 • 303-708-5959

Archstone-Smith Dispels Merger Rumors

DENVER — October 20, 2004 — Archstone-Smith (NYSE:ASN) announced today that the company is not currently engaged in any discussions to acquire another publicly traded company.

“It is not our practice to comment on rumors, but the level of speculation reached a point that we felt that it was appropriate to clarify our position,” said R. Scot Sellers, chairman and chief executive officer. “We are actively marketing several non-core assets that would allow us to pay the special dividend we have discussed recently, and have made important progress in this regard. We look forward to sharing more information on our progress on this front during the next several weeks.”

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $11.5 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Boston, Southeast Florida, Seattle and the greater New York City metropolitan area. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers – backed by unconditional 100% satisfaction guarantees. As of September 30, 2004, Archstone-Smith owned or had an ownership position in 240 communities, representing 83,355 units, including communities under construction.

Archstone-Smith is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 956 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2004. In addition, the company was recognized as Colorado’s Top Real Estate Company for 2004 by Colorado Biz Magazine. To find out more, visit ArchstoneSmith.com.

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Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2003 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.